सत्यमेव जयते

GOVERNMENT OF INDIA
MINISTRY OF CORPORATE AFFAIRS

Central Registration Centre

Certificate of Incorporation

[Pursuant to sub-section (2) of section 7 and sub-section (1) of section 8 of the Companies Act, 2013 (18 of 2013) and rule 18 of the Companies (Incorporation) Rules, 2014]

I hereby certify that PHARMALECTIN INDIA PRIVATE LIMITED is incorporated on this Thirtieth day of August Two thousand twenty-two under the Companies Act, 2013 (18 of 2013) and that the company is limited by shares.

The Corporate Identity Number of the company is U24290TG2022PTC166173.

The Permanent Account Number (PAN) of the company is **AANCP1980C** *

The Tax Deduction and Collection Account Number (TAN) of the company is **HYDP18204E** *

Given under my hand at Manesar this Seventh day of September Two thousand twenty-two .

DS MINISTRY OF CORPORATE AFFAIRS 10

Digital Signature Certificate
Ms Sheetal Kumari

For and on behalf of the Jurisdictional Registrar of Companies
Registrar of Companies
Central Registration Centre

Disclaimer: This certificate only evidences incorporation of the company on the basis of documents and declarations of the applicant(s). This certificate is neither a license nor permission to conduct business or solicit deposits or funds from public. Permission of sector regulator is necessary wherever required. Registration status and other details of the company can be verified on www.mca.gov.in

---

Mailing Address as per record available in Registrar of Companies office:

PHARMALECTIN INDIA PRIVATE LIMITED
HD 039,WEWORK RAJAPUSHPASUMMIT,SYNO 130P, 115/1P,
NANAKRAMGUDA RD, MANIKONDA JAGIR,
RANGAREDDYDISTRICT, Rangareddi, Telangana, India, 500039

* as issued by the Income Tax Department